EXHIBIT 23.1

CONSENT OF GRANT THORNTON LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our reports dated March 13, 2009 with respect to the consolidated financial statements of Harleysville National Corporation and subsidiaries (which include an explanatory paragraph relating to the adoption of Financial Accounting Statement Board (FASB) No. 158 and FASB No. 123(R) in 2006 and FASB No. 157 and FASB No. 159 in 2008) and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 2, 2009